Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.
INVESTMENT SUB-ADVISORY AGREEMENT

    THIS INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”) is made as of this 31st day of October 2023, by and between Mason Street Advisors, LLC, a Delaware limited liability company (the “Adviser”) and Boston Partners Global Investors, Inc, (the “Sub-Adviser”).

WHEREAS, Trust for Professional Managers, a Delaware statutory trust located at 615 E. Michigan Street, Milwaukee WI 53202 (the “Trust”), is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser and the Sub-Adviser are each engaged in the business of rendering investment advice; and

WHEREAS, the Adviser and Sub-Adviser are each registered as investment advisors under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Trust, on behalf of its separate series set forth on Schedule A attached hereto, as the same may be amended from time to time (each, a “Fund” and collectively the “Funds”), has retained the Adviser to render investment management services to the Fund pursuant to an Investment Advisory Agreement dated as of October 31, 2023 (the “Investment Advisory Agreement”); and

WHEREAS, the Investment Advisory Agreement provides that, subject to approval by the Board of Trustees of the Trust (the “Board”) and, to the extent necessary, the shareholders of the Funds, the Adviser may appoint one or more investment sub-advisers to assume certain responsibilities and obligations of the Adviser; under the Investment Advisory Agreement; and

WHEREAS, the Board has duly consented to and approved the appointment of the Sub-Adviser to provide investment advisory services, as set forth herein, to a portion of the assets of each Fund that has been allocated to the Sub-Adviser (the “Allocated Portion”); and

WHEREAS, the Adviser seeks to delegate certain of its responsibilities under the Investment Advisory Agreement to the Sub-Adviser with respect to the Allocated Portion pursuant to this Agreement;

NOW, THEREFORE, WITNESSETH: That it is agreed among the parties hereto as follows:

1.    Appointment. The Adviser hereby appoints and retains the Sub-Adviser to act as an investment sub-adviser for the Funds, for the period and on the terms and conditions contained in this Agreement. By execution of this Agreement, the Sub-Adviser hereby accepts such appointment as an investment sub-adviser for the Funds with respect to the Allocated Portion, with full discretion and agrees to perform the services set forth herein, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Funds or the Adviser in any way or otherwise be deemed an agent of the Funds or the Adviser.

2.    Services. Subject to supervision and oversight by the Adviser and Board, the Sub-Adviser shall supervise, manage and direct the investment of the Allocated Portion of a Fund in accordance with such Fund's investment objectives, policies and restrictions as stated in the

Fund's Prospectus and Statement of Additional Information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”) and with such further guidelines as the Adviser may from time to time communicate to the Sub-Adviser. The Sub-Adviser acknowledges that it is a fiduciary with respect to the services provided to the Funds hereunder. The Sub-Adviser will conduct a continual program of evaluation, investment, sale and reinvestment of the Allocated Portion of a Fund by determining the securities and other investments, including, but not limited to, futures, options contracts, swaps and other derivative instruments, if any, and to the extent permitted in the Prospectus, that shall be purchased, entered into, sold, closed, placed on loan or exchanged, when these transactions should be executed, and what portion of the Allocated Portion of a Fund should be held in the various securities and other investments in which it may invest. The Adviser hereby delegates to the Sub-Adviser the authority to invest and reinvest assets in the Allocated Portion of a Fund (including the authority to place purchase and sale orders on behalf of the Fund) at such times and in such manner as the Sub-Adviser deems advisable in accordance with the Prospectus and such further guidance as the Adviser may from time to time provide to the Sub-Adviser.

The Allocated Portion of a Fund’s investable assets will be determined by the Adviser, in its sole discretion, and the Adviser has the right at any time to reallocate the portion of the Fund’s assets to or from the Allocated Portion pursuant to this Agreement if the Adviser deems such reallocation appropriate.

For the purpose of complying with Rule 10f-3(a)(5)(ii), Rule 12d3-1(c)(3)(ii), Rule 17a-10(a)(2) and Rule 17e-1(d)(2) under the 1940 Act, the Sub-Adviser hereby agrees that: (i) with respect to transactions in securities or other assets for the Funds, it will not consult with any other sub-adviser to the Funds, or with any sub-adviser that is principal underwriter for the Funds or an affiliated person of such principal underwriter; (ii) with respect to transactions in securities or other assets for the Funds, it will not consult with any sub-adviser to a separate series of the Trust for which the Adviser serves as investment advisor, or with any sub-adviser that is a principal underwriter to a separate series of the Trust or an affiliated person of such principal underwriter; and (iii) its responsibility in providing investment advisory services to the Funds shall be limited solely to the Allocated Portion.

In performing its duties hereunder, including in connection with the delegation of any such duties or supporting services related thereto to third parties pursuant to Section 12 below, the Sub-Adviser:

    (a)    Shall act in conformity with (i) each Fund’s Prospectus; (ii) each Fund’s policies and procedures as may be amended from time to time; (iii) the instructions and directions of the Adviser and of the Board; and (iv) the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, including, specifically, Section 817(h) of the Internal Revenue Code, the Commodity Exchange Act, and all other applicable laws and regulations, as each is amended from time to time.

    (b)    Shall be responsible for the purchase, sale, exchange or conversion of foreign currency in the spot or forward markets in connection with trades on behalf of a Fund in unrestricted markets. Conversion of currencies into and out of the base currency of a Fund in restricted markets and generally income repatriation transactions will be the responsibility of the Fund’s custodian.

(c)    Shall be responsible for broker-dealer selection and for the negotiation of commission rates and, absent instructions from the Adviser to the contrary, the Sub-Adviser is authorized to open accounts and to place purchase and sale orders on behalf of a Fund with brokers and/or dealers selected by the Sub-Adviser. The Sub-Adviser may give a copy of this

Agreement (with the management fee schedule set forth on Schedule A redacted) to any broker, dealer or other party to a transaction as evidence of its authority to act on a Fund’s behalf. In executing transactions for a Fund and selecting brokers or dealers, the Sub-Adviser will seek to obtain the best price and execution available and shall execute or direct the execution of all such transactions in conformity with applicable laws and in a manner that is consistent with its fiduciary obligations to the Fund and its other clients. In assessing the best price and execution available for transactions involving a Fund, the Sub-Adviser will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. In seeking to obtain best execution, and subject to such policies as the Board or Adviser may determine and communicate in writing to the Sub-Adviser, the Sub-Adviser may make use of “soft dollars” only to the extent such soft dollar usage complies at all times with Section 28(e) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and guidance issued by the U.S. Securities and Exchange Commission (“Commission”) thereunder.

    (d)    May, but shall be under no obligation to, on occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients of the Sub-Adviser, and to the extent permitted by applicable laws and regulations, aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

    (e)    Shall make available to the Board and the Adviser at reasonable times and at its expense its portfolio managers and other appropriate personnel, either in person or, at the mutual convenience of the Adviser and the Sub-Adviser, by telephone, in order to review the investment policies, performance and other investment related information regarding the Funds and to consult with the Board and the Adviser regarding the Funds’ investment affairs, including economic, statistical and investment matters related to the Sub-Adviser’s duties hereunder, and will provide periodic reports to the Adviser relating to the investment strategies it employs as well as the Sub-Adviser’s duties hereunder. The Sub-Adviser will provide the Board such other periodic and special reports as the Board may reasonably request, including, but not limited to, reports evidencing the manner in which Sub-Adviser ensures each Fund’s compliance with the Prospectus and all applicable legal and regulatory requirements attendant to the investments made by the Sub-Adviser for and on behalf of the Fund.

    (f)    Shall assist in the fair valuation of all Fund securities in accordance with policies approved by the Board and adopted by the Adviser as the Valuation Designee pursuant to Rule 2a-5 under the 1940 Act, as such policies may be amended from time to time. The Sub-Adviser will use its reasonable efforts to provide, based upon its own expertise, and to arrange with parties independent of the Sub-Adviser, such as broker-dealers, for the provision of valuation information or prices for securities for which prices are deemed by the Adviser or the Funds’ fund accounting agent not to be readily available in the ordinary course of business from an automated pricing service. If on any day the Sub-Adviser determines to override a vendor price for any security in any other portfolio it manages which is also held by a Fund, it will notify the Adviser of such determination and provide a fair value recommendation for such security together with the Sub-Adviser’s underlying rationale for the recommendation. In addition, the Sub-Adviser will assist the Funds and their agents in validating inputs, assumptions and methodologies used by pricing vendors for securities in a Fund, and in determining whether prices obtained for valuation purposes accurately reflect market price information relating to the assets of a Fund at such times as the Adviser shall reasonably request, including but not limited to, the hours after the close of a securities market and prior to the daily determination of a Fund’s net asset value per share. The Sub-Adviser will monitor the portfolio securities for potential significant events that could affect their values and notify the Adviser when, in the Sub-Adviser’s opinion, a significant event has occurred that may not be reflected in the market values of such portfolio securities. Upon request, the Sub-Adviser will provide the Adviser with (i) supporting information for price challenges issued by the Adviser with respect to securities held by a Fund and (ii) statistics regarding the Sub-Adviser’s price challenge activities undertaken on behalf of a Fund.

    (g)    Shall provide reasonable assistance to Adviser in complying with the requirements and guidelines set forth in the Funds’ Derivatives Risk Management Program (“DRM Program”) adopted and implemented pursuant to Rule 18f-4 under the 1940 Act as applicable to the Fund, including the Value-at-Risk (“VaR”) limits determined to apply to a Fund, as well as the Adviser’s policies and procedures related to managing the Funds’ derivatives-related risks. Sub-Adviser agrees to cooperate with and provide reasonable assistance to the Derivatives Risk Manager (“DRM”) appointed under the Funds’ DRM Program. Sub-Adviser agrees to assist in identifying exceptions to or breaches of the VaR limit applicable to the Funds upon request of the Trust’s Chief Compliance Officer, the Adviser or the DRM. In the event Adviser determines that a Fund is not in compliance with the applicable VaR limit, Sub-Adviser agrees to make all reasonable efforts to work with Adviser and the DRM to timely return the Fund to compliance with the VaR limit promptly, in a manner that is in the best interest of the Fund and its shareholders. Sub-Adviser agrees to reasonably cooperate with Adviser and the DRM in assisting with the preparation of any reporting required to the Funds’ Board or the Commission related to derivatives usage in the Funds. If the Sub-Adviser becomes aware, through the utilization of its existing controls and processes related to the management of its derivatives risk, of any matter that, in the Sub-Adviser’s opinion, would materially affect the operation of the Funds’ DRM Program, the Sub-Adviser shall notify the Adviser as soon as reasonably practicable.

(h)    Shall, at its own expense, provide the Adviser and/or the Trust’s Chief Compliance Officer with such compliance reports and certifications as may be requested from time to time. Notwithstanding the foregoing, the Sub-Adviser will promptly report to the Adviser: (i) any violations of the federal securities laws (as defined in Rule 38a-1 of the 1940 Act) and federal commodities laws and regulations that it is or should be aware of; and (ii) any material violation of the Sub-Adviser’s compliance policies and procedures that pertain to the Funds.

    (i)    Shall (i) cooperate with and provide reasonable assistance to the Adviser, the Funds’ administrator, custodian, auditor, legal counsel, transfer agent and pricing agents and all other agents and representatives of the Funds, the Trust and the Adviser, including the Chief Compliance Officer of the Adviser and the Trust; (ii) furnish to the Board such information as may be requested under Section 15(c) of the 1940 Act to evaluate this Agreement or any proposed amendments hereto; (iii) keep all such persons fully informed as to such matters as the Sub-Adviser may reasonably deem necessary to the performance of its obligations to the Funds, the Trust and the Adviser; (iv) provide prompt responses to reasonable requests made by such persons; and (v) maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

    (j)    Shall, unless otherwise directed by the Adviser or the Board, vote all proxies received in accordance with the Funds’ proxy voting policy or, if the Sub-Adviser has a proxy voting policy approved by the Board, the Sub-Adviser’s proxy voting policy. In connection with its responsibilities hereunder, the Sub-Adviser may retain a third party to provide proxy voting and ancillary administrative services. The Adviser shall instruct the Funds’ custodian to forward or cause to be forwarded to the Sub-Adviser all communications (including proxy statements, current solicitations, tender offers and ballots) for or relating to companies, the securities or other instruments which are held in the Funds, except for communications regarding class action and other lawsuits. Unless otherwise directed by the Adviser, the Sub-Adviser also shall be responsible for monitoring and determining the manner in which corporate actions and other rights pertaining to the securities held in the Funds shall be exercised. The Sub-Adviser shall maintain and shall forward to the Funds or their designated agent such proxy voting information as is necessary for the Funds to timely file proxy voting results in accordance with Rule 30b1-4 of the 1940 Act. The Sub-Adviser does not have the authority to file proofs of claim and other related documents on behalf of the Adviser or the Funds in all bankruptcy and other litigation matters, including class action suits. The Sub-Adviser shall notify the Adviser of any distributions from such litigation matters and shall cause any and all distributions therefrom received by the Sub-Adviser to be promptly forwarded to the Adviser or the custodian.

    (k)    Shall (i) assist in the preparation of disclosures regarding the Sub-Adviser and the Funds, including disclosure related to factors that have affected the Funds’ performance, relevant market conditions, and the investment strategies and techniques used by the Sub-Adviser, for each period as requested by the Adviser; and (ii) review draft reports to shareholders and other documents provided or available to it and provide comments on a timely basis. In addition, the Sub-Adviser and each officer and portfolio manager thereof designated by the Adviser will provide on a timely basis such certifications or sub-certifications as the Adviser may reasonably request, including, without limitation, those necessary to support and facilitate certifications required to be provided by the Funds’ Principal Executive Officer, Principal Accounting Officer, Chief Compliance Officer or other officer of the Fund.

    (l)    Shall be responsible for the preparation and filing of Form 13F or Schedule 13G and any amendments thereto on behalf of the Fund, unless otherwise directed by the Adviser.

    (m)    Shall not place orders to purchase or sell any of a Fund’s assets on the basis of any information obtained or used by the Sub-Adviser in violation of the securities laws of the U.S., or any other country in which the Sub-Adviser transacts business for the Fund. The Sub-Adviser shall not disseminate or distribute information in connection with providing the services hereunder that the Sub-Adviser knows or has reason to believe is non-public information.

    (n)    Shall monitor and comply with the Funds’ investment objectives, policies, and applicable investment restrictions and limitations (including the limits set forth in Commodity Futures Trading Commission (“CFTC”) Letter No. 12-38, so long as the Adviser intends to rely upon such letter with respect to the Fund). The Sub-Adviser shall also identify, and ensure the Funds’ compliance with, all applicable legal and regulatory requirements attendant to the investments made by the Sub-Adviser for and on behalf of the Funds’, including, but not limited to, investments-related recordkeeping and reporting requirements imposed under federal securities and commodities laws and regulations as well as, where applicable, any foreign jurisdictions’ requirements. Sub-Adviser shall advise the Adviser promptly in the event it becomes aware of any non-compliance or anticipated non-compliance with any of the above with respect to the Funds’ assets managed by the Sub-Adviser.

(o)    Shall provide the Adviser with copies of any agreements, contracts, or account-related documents as the Sub-Adviser may execute on behalf of, or in connection with the management of, the Funds.

    (p)    Shall immediately notify the Adviser in the event that the Sub-Adviser or any of its affiliates becomes aware:

(1)that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment manager pursuant to this Agreement;

        (2)     of the occurrence of any inspections, notices or inquiries from any governmental or administrative body or self-regulatory agency, or actions, investigations, suits or proceedings involving, directly or indirectly, the affairs of the Funds or the Sub-Adviser’s management of the Funds, including an investigation, administrative proceeding or enforcement action by the Commission or other regulatory authority;

        (3)    of any material fact known to the Sub-Adviser respecting or relating to the Funds or the Sub-Adviser or its duties hereunder that is not contained in the Funds’ Registration Statement, as defined hereinafter, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect;

        (4)    of a change or any anticipated change in the portfolio manager(s) assigned to manage the assets of a Fund hereunder;

        (5)    of any financial condition that is likely to impair the Sub-Adviser’s ability to provide the services hereunder;

        (6)    of any reorganization or change in the Sub-Adviser, including any change in its ownership or key employees; or

(7)    the occurrence of any default, potential event of default, breach, or termination event under any agreement entered into by Sub-Adviser directly or on behalf of the Trust or a Fund in respect of investments for and on behalf of the Fund.

    (q)    Shall use the same skill and care in providing services to the Funds as it uses in providing services to fiduciary accounts for which it has investment responsibility.

    (r)    Shall provide such other services on behalf of the Funds as the Adviser and the Sub-Adviser may agree from time to time.

    (s)    Shall provide such additional services and supply such additional information as may be required by laws or regulations adopted after the effective date of the Agreement that affect the Funds or the Adviser.

    (t)    Shall provide reasonable assistance to the Trust, with respect to Sub-Adviser’s management of the Funds, in connection with the Trust’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the Securities and Exchange Commission thereunder, and Rule 38a-1 of the 1940 Act. Such assistance shall include, but not be limited to, (i) certifying periodically, upon the reasonable request of the Trust, that it is in compliance with all applicable “federal securities laws,” as required by Rule 38a-1(e)(1) under the 1940 Act, and Rule 206(4)-7 under the Advisers Act; (ii) facilitating and cooperating with third-party audits arranged by the Trust to evaluate the effectiveness of its compliance controls; (iii) providing the Trust’s chief compliance officer with direct access to its compliance personnel; (iv) providing the Trust’s chief compliance officer with periodic reports; and (v) promptly providing special reports to the Trust’s chief compliance officer in the event of compliance matters.

3.    Duties of Adviser.

    (a)    The Adviser shall continue to have responsibility for all services to be provided to the Funds pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser's performance of its duties under this Agreement.

    (b)    The Adviser has delivered or made available to the Sub-Adviser copies of each of the following documents and will deliver or make available to it all future amendments and supplements, if any:

(1)    Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A (the “Registration Statement”), as filed with the Commission relating to each Fund and its shares, and all amendments and supplements thereto; and

        (2)    Prospectus(es) of the Funds.

(c)    The Adviser and the Sub-Adviser shall cooperate with each other to set up and maintain brokerage accounts and other accounts the parties deem advisable to allow for the purchase or sale of various forms of securities and other instruments pursuant to this Agreement; provided, however, that the Adviser shall have the ultimate authority to determine how futures accounts, ISDAs and other accounts or arrangements with respect to derivatives, short sales or other special investments shall be set up.

4.    Custody of Fund Assets.

    (a)    The Funds’ assets shall be held at all times by such entity or entities engaged by the Trust to be the custodian of the Funds’ portfolio securities (collectively, the “Custodian”). The Adviser shall promptly notify the Sub-Adviser in the event of any change in the identity of the Custodian for the Funds. Neither the Adviser nor the Sub-Adviser shall have possession or custody of any assets in the Funds. All payments, distributions and other transactions in cash or securities in respect of the Funds shall be made directly to or from the Custodian. The Adviser shall provide or direct the Custodian to provide to the Sub-Adviser from time to time such reports concerning assets, receipts and disbursements with respect to the Funds as the Sub-Adviser may reasonably request.

(b)    The Sub-Adviser shall provide the Custodian on each business day with all necessary information relating to all transactions concerning the assets of the Funds and shall provide the Adviser with such information upon request of the Adviser. With respect to securities to be purchased or sold through the Depository Trust Company, the Sub-Adviser shall arrange for the automatic transmission of the I.D. confirmation of the trade to the Custodian. The Sub-Adviser shall issue such instructions to the Custodian as may be appropriate in connection with the settlement of transactions initiated by the Sub-Adviser and the management of collateral required in connection with any derivatives and related transactions entered into on behalf of the Funds. The Sub-Adviser shall cooperate with the Custodian and other parties to the trade to promptly resolve any trade settlement discrepancies or disputes.

    (c)    The Sub-Adviser will be responsible for providing Fund trades to the Funds’ fund accounting agent for inclusion in the daily calculation of each Fund’s net asset value (“NAV”) in a manner, and in accordance with such time requirements established by the Adviser. In the event trade data is not delivered by the Sub-Adviser in accordance with such requirements and the Sub-Adviser’s failure causes an error that is material to a Fund, the Sub-Adviser shall reimburse the Fund pursuant to the Trust’s NAV Error Correction Policy.

5.    Compensation and Expenses.

(a)    For the services to be provided by the Sub-Adviser pursuant to this Agreement for the Funds, the Adviser will pay to the Sub-Adviser as full compensation therefor, a fee at an annual rate equal to a percentage of the Allocated Portion of each Fund’s average daily net assets, as set forth on Schedule A. This fee will be paid to the Sub-Adviser from the Adviser's advisory fee for such Fund. This fee will be computed daily and paid to the Sub-Adviser monthly. If this Agreement becomes effective or terminates with respect to a Fund before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs.

(b)    For so long as the total of the Allocated Portions of each Fund’s average daily net assets equals or exceeds $400 million, the Sub-Adviser will not agree to a lower effective fee rate with any other comparable client, as defined hereinafter, without simultaneously offering the same effective fee rate to the Adviser for a Fund, pursuant to this Agreement.  For purposes of this provision, the term "comparable client" shall mean any person or entity, excluding clients whose fees are based on performance and clients who invest in commingled funds, that (1) enters into an investment management agreement with the Sub-Adviser after the date hereof (that is not a renewal, extension of or an amendment of an existing agreement) for the management of an account that is comparable or smaller in size (either alone or together with other accounts of it and its affiliates) to the Funds and (2) receives similar investment management services to those provided to the Funds, including without limitation, having comparable investment guidelines, restrictions and objectives.  The determination of the applicability of this provision to any comparable client shall be made at the time of the Sub-Adviser’s agreement to an effective fee rate. If, after a change in fee rate pursuant to this paragraph, the total of the Allocated Portions of each Fund’s average daily net assets decreases to less than $400 million, or the relationship with the comparable client is terminated or the fee schedule is increased, the fee payable to the Sub-Adviser will increase back to the original fee schedule, or such other schedule that would be required by the terms of this paragraph.

    (c)    During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under the Agreement and shall bear all expenses as may be expressly provided for in this Agreement. For the avoidance of doubt, the expenses to be paid or borne by the Sub-Adviser hereunder shall include, without limitation, (i) all expenses incurred by it in rendering the services and complying with the obligations and responsibilities of Sub-Adviser as set forth in Section 2; and (ii) those expenses set forth in sub-section (d) below.
(d)     The Sub-Adviser agrees to pay to the Adviser the costs of generating a prospectus supplement, which includes the preparation, filing, printing, and distribution (including mailing) of the supplement, if the Sub-Adviser makes any changes that require immediate disclosure in the prospectus or any required regulatory documents that may be caused by changes to its structure or ownership, investment personnel, investment style or management, or otherwise (each such instance, a “Change Event”). In the event the Adviser is already in the process of preparing a prospectus supplement at the time the Adviser is notified by the Sub-Adviser of such Change Event, and provided the Trust agrees, in its sole discretion, that Sub-Adviser’s changes may be incorporated in a pending supplement, the Sub-Adviser shall pay such costs and expenses as are attributable, on a proportional basis, to the Sub-Adviser’s Changes. The Sub-Adviser further agrees to pay the Adviser for the costs of any special Board meeting convened for the primary benefit of the Sub-Adviser related to any Change Event.

If the Change Event is a proposed change-of-control of the Sub-Adviser that would act to terminate this Agreement, and Adviser has determined to continue the Agreement with Sub-Adviser upon consummation of the proposed change-in-control, and if a vote of shareholders to approve continuation of this Agreement is at that time deemed by counsel to the Trust to be required by the 1940 Act or any rule or regulation thereunder, the Sub-Adviser agrees to assume all costs associated with soliciting shareholders of a Fund to approve continuation of this Agreement. Such expenses include the costs associated with preparation, filing and mailing of a proxy statement, and costs related to soliciting proxies.

If such proposed change-of-control of the Sub-Adviser shall occur and Adviser has determined to continue the Agreement with Sub-Adviser upon consummation of the proposed change-in-control and a Fund is operating under an exemptive order issued by the Commission to the Adviser with respect to the appointment of sub-advisers absent shareholder approval, the Sub-Adviser agrees to assume all costs and expenses (including the costs of preparation, mailing and filing) associated with the preparation of an information statement, required by the exemptive order containing all information that would be included in a proxy statement.

If, as a result of a change to a Sub-Adviser’s corporate structure or other organizational change, the Trust is requested to consider and ultimately approves a new sub-advisory agreement with an advisory affiliate of a Sub-Adviser to provide advisory services to the Funds, the Sub-Adviser (or its advisory affiliate) agrees to pay to the Adviser all costs and expenses (including the costs of preparation, filing, printing and mailing) associated with generating: (i) a prospectus supplement and (ii) an information statement necessary to address the appointment of Sub-Adviser’s advisory affiliate.

6.    Representations and Warranties of Sub-Adviser. The Sub-Adviser represents, warrants and agrees as follows:

    (a)    The Sub-Adviser (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has full corporate power and authority to execute and deliver this Agreement and to perform the services contemplated hereunder, and (iii) has all internal approval and controls necessary to perform its obligations under, and to comply with the representations, warranties and covenants made by it, in this Agreement.

    (b)    The Sub-Adviser is registered as an investment adviser under the Advisers Act, and will continue to be so registered while this Agreement is in effect.

    (c)    The Sub-Adviser is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement and has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement. The Sub-Adviser will comply with all applicable state and federal laws, rules and regulations in connection with the performance of its obligations under this Agreement, including, but not limited to, any applicable U.S. sanctions laws, rules and regulations.

    (d)    The Sub-Adviser is registered with the National Futures Association as a commodity trading adviser and commodity pool operator or is exempt from such registration.

    (e)    The Sub-Adviser acknowledges that the Adviser currently intends to rely upon CFTC Letter No. 12-38 with respect to the Fund. So long as the Adviser intends to rely upon CFTC Letter No. 12-38 with respect to the Fund, the Sub-Adviser shall at all times manage the Fund in accordance with the criteria set forth in CFTC Letter No. 12-38 and shall comply at all times with the trading limits and other requirements set forth therein. Sub-Adviser shall manage the Fund so that Adviser’s exposure to commodity interests does not exceed the levels specified in 17 C.F.R. Sec. 4.5.

(f)    The Sub-Adviser has provided the Adviser and the Fund with a copy of its Form ADV as most recently filed with the Commission, and will promptly after filing any amendment to its Form ADV with the Commission, furnish a copy of such amendment to the Adviser.

(g)    The Sub-Adviser maintains errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to the Adviser and the Trust (i) of any material changes in its insurance policies or insurance coverage or (ii) if any material claims are made on its insurance policies.

(h)    There is no pending, or to the best of its knowledge, threatened or contemplated inspections, notices or inquiries from any governmental or administrative body or self-regulatory agency, or actions, investigations, suits or proceedings involving or affecting, directly or indirectly, the Sub-Adviser or its affiliates, including but not limited to an investigation, administrative proceeding or enforcement action by the Commission or other regulatory authority, that reasonably might be expected to impair the Sub-Adviser’s ability to discharge its obligations under this Agreement or result in a matter that would require an amendment to the Sub-Adviser’s Form ADV Part 2.

    (i)    The Sub-Adviser has adopted a code of ethics meeting the requirements of Rule 17j-1 under the 1940 Act and the requirements of Rule 204A-1 under the Advisers Act and has provided the Adviser and the Board a copy of such code of ethics, together with evidence of its adoption, and will promptly provide copies of any changes thereto, together with evidence of their adoption. Upon request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will supply the Adviser a written report that (A) describes any issues arising under the code of ethics or procedures since the Sub-Adviser’s last report, including but not limited to material violations of the code of ethics or procedures and sanctions imposed or remedial action taken in response to the material violations; and (B) certifies that the procedures contained in the Sub-Adviser’s code of ethics are reasonably designed to prevent “access persons” from violating the code of ethics. Upon reasonable notice from and the reasonable request of the Adviser, the Sub-Adviser shall permit the Adviser, its employees and its agents to examine the reports required to be made by the Sub-Adviser pursuant to Rule 17j-1 and all other records relevant to the Sub-Adviser’s code of ethics.

    (j)    The Sub-Adviser has in place and will continue to maintain compliance policies and procedures that are reasonably designed to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons. Upon request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will supply the Adviser a written report that (A) describes material amendments made to the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report; (B) describes any issues arising under the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report, including but not limited to material violations of any such policies or procedures and sanctions imposed or remedial action taken in response to the material violations; and (C) certifies that the policies and procedures are adequate in design and operation to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons. Upon reasonable notice to and reasonable request, the Sub-Adviser shall provide the Adviser with access to the records relating to such policies and procedures as they relate to the Funds.

    (k)    The Sub-Adviser has provided the Custodian and the Adviser with a list of individuals who are authorized to provide instructions (including verbal, written, or by way of straight-through processing) to the Funds’ Custodian to act on any matters and/or to take any actions with respect to the cash or securities of the Funds (such individuals hereinafter referred to as “authorized persons” and such list as the “authorized persons list”). Each authorized person shall have a business need to have the ability to move cash and/or securities to and from the Funds’ custody accounts within the scope of authority identified on the authorized persons list. In the event any person on the authorized persons list no longer has a business need to access the Funds’ custody accounts, whether resulting from a change in job responsibilities, a termination of employment or otherwise, the Sub-Adviser will promptly provide the Custodian and the Adviser with an updated authorized persons list reflecting the removal of such person. The Sub-Adviser shall provide the Adviser with an updated authorized persons list each time it amends the list to add an authorized person. Upon the request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will provide the Adviser with a current authorized persons list.

(l)    The services provided under this Agreement shall not violate or infringe the copyright rights, trade secret rights, trademark rights, patent rights or other proprietary rights of a third party.

The Sub-Adviser shall notify the Adviser immediately if it becomes aware that any representation and warranty under this Agreement is no longer accurate.

7.    Books and Records. The Sub-Adviser shall keep the Funds’ books and records required to be maintained with respect to the services provided by the Sub-Adviser pursuant to Section 2 of this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser's services under this Agreement needed by the Adviser to keep the other books and records of the Funds required by Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records that it maintains on behalf of the Funds (including agreements it enters into on behalf of the Fund) are property of the Funds and the Sub-Adviser will surrender promptly to the Funds any of such records upon the Funds’ request; provided, however, that the Sub-Adviser may retain a copy of such records for the sole purpose of complying with applicable law. The Sub-Adviser agrees that all such records shall be open to inspection, copying and audit at all reasonable hours and in a commercially reasonable manner by the Adviser or its designees. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and to provide reasonable advance notice to the Adviser of its intention to destroy any such records after the expiration of the applicable retention period. The provisions of this Section 7 shall survive the termination of this Agreement.

8.     Liability and Indemnification.

    (a)    The Sub-Adviser shall not be liable for any error of judgment or for any loss suffered by the Funds or the Adviser in connection with the performance of its obligations under this Agreement, except a loss resulting from (i) the Sub-Adviser’s material breach of any covenant, obligation, representation or warranty under this Agreement, (ii) Sub-Adviser's willful misfeasance, intentional misconduct, bad faith or gross negligence in the performance of its duties and/or reckless disregard of its obligations and duties under this Agreement, (iii) the Sub-Adviser’s violation of applicable law or (iv) the Sub-Adviser’s breach of fiduciary duty with respect to the receipt of compensation for services under the Agreement. As used in this Section, the term “Sub-Adviser” shall include directors, officers and employees of the Sub-Adviser as well as the entity itself. Nothing herein shall constitute a waiver or limitation of any right of any person under the 1940 Act or under the provisions of other federal or state securities laws which cannot be waived or modified hereby.

    (b)    The Sub-Adviser agrees, to the fullest extent permitted by law, to hold harmless and indemnify the Adviser, the Trust and their respective affiliates, directors, trustees, officers,

shareholders, employees or agents (each, an “Indemnified Party”), and defend each Indemnified Party (with counsel of the Indemnified Parties’ choosing) from and against any and all claims, losses, suits, liabilities, obligations, costs, damages, judgments, penalties and expenses of any kind (including attorneys’ fees and costs) suffered by any Indemnified Party resulting from, arising out of, or in connection with (i) the Sub-Adviser’s material breach of any covenant, obligation, representation or warranty under this Agreement, (ii) the Sub-Adviser’s willful misfeasance, intentional misconduct, bad faith or gross negligence in the performance of its duties and/or reckless disregard of its obligations and duties under this Agreement, (iii) Sub-Adviser’s violation of applicable law, (iv) any third party claim that the services provided under this Agreement by Sub-Adviser violate or infringe the copyright rights, trade secret rights, trademark rights, patent rights or other proprietary rights of the third party, (v) any third party action or claim against the Sub-Adviser unrelated to this Agreement or Sub-Adviser’s services hereunder, including, but not limited to, actions or claims against the Sub-Adviser under Section 36(b) of the 1940 Act resulting in the subpoena of an Indemnified Party and/or obligations related to providing testimony, attending depositions or responding to requests for production of materials, and (vi) any untrue statement of a material fact (or an omission of such a statement), related to the Sub-Adviser or the Funds, contained in any Registration Statement, Prospectus, or Statement of Additional Information, or any amendment or supplement thereto, if such statement or omission was made in reliance on Sub-Adviser’s current Form ADV or information provided by the Sub-Adviser to the Adviser (whether the information is furnished by the Sub-Adviser in writing or through obtaining Sub-Adviser’s affirmation or approval of such information) for purposes of inclusion in any of the foregoing documents and filings. The Sub-Adviser’s obligations contained in this Section 8(b) shall survive the termination of this Agreement.

9.    Term and Termination. This Agreement shall become effective with respect to each Fund at the time the Fund commences operations pursuant to an effective amendment to the Trust’s registration statement under the Securities Act of 1933, as amended, and shall remain in effect for an initial term of two (2) years thereafter, unless sooner terminated as hereinafter provided. Thereafter, this Agreement shall continue in effect with respect to a Fund from year to year, subject to the termination provisions and all other terms and conditions hereof, so long as continuance is specifically approved by the Board at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated (a) by a Fund at any time, without the payment of any penalty, by the vote of a majority of the Fund's trustees or by the vote of a majority of the outstanding voting securities of the Fund, (b) by the Adviser at any time, without the payment of any penalty, on 60 days' written notice to the Sub-Adviser, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 90 days' written notice to the Adviser. This Agreement shall terminate automatically upon any termination of the Advisory Agreement. This Agreement shall terminate automatically and immediately in the event of its assignment. As used in this Section 9, the terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, as interpreted or modified by no-action letters, exemptive relief or other exceptions as may be granted by the Commission or its staff under the 1940 Act.

10.    Services to Other Clients. The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Funds. Nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser’s partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature.

11.    Cybersecurity; Confidentiality; Use of Names.

    (a)    All information provided by the Adviser, the Trust or the Custodian to the Sub-Adviser or developed by the Sub-Adviser in the course of performing its obligations under this Agreement, including but not limited to Fund holdings and recommendations furnished by the Sub-Adviser for a Fund (“Information”) shall be held as confidential by the Sub-Adviser and not disclosed or communicated to any third party; provided, however, the Sub-Adviser shall be permitted to disclose or communicate to a proper party such Information (i) as authorized in this Agreement, (ii) to the extent necessary for performance under this Agreement or to meet the requirements set forth herein, or (iii) as required by applicable law.

    (b)    The Sub-Adviser shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information it obtains or prepares and maintains pursuant to this Agreement or in the course of performing its duties hereunder (an “Information Security Program”). The Sub-Adviser agrees that its Information Security Program will comply with all applicable laws and regulations. The Sub-Adviser also agrees, when requested, to complete any security questionnaire provided by the Adviser, and return it in a commercially reasonable period of time. The Sub-Adviser agrees to resolve promptly any applicable control deficiencies that do not meet the standards established by federal and state privacy and data security laws rules, regulations, and/or industry standards related to the Sub-Adviser’s Information Security Program that are identified through the completion of the questionnaire or otherwise by the Adviser. The Sub-Adviser shall be responsible and liable for any failure to perform its obligations under this sub-section, including expenses incurred by the Adviser or the Trust or Funds resulting from a failure to establish, maintain, implement or follow reasonably designed cybersecurity and disaster recovery programs, policies and procedures. The Sub-Adviser also agrees to notify the Adviser promptly of: (i) any security breach; or (ii) any acquisition of information Sub-Adviser obtains, prepares or maintains pursuant to this Agreement, by an unauthorized person or entity, (iii) any cybersecurity event to the extent it results in unauthorized access to, loss, or misuse of information related to the Funds that is stored on Sub-Adviser’s information systems or that Sub-Adviser obtains, prepares or maintains pursuant to this Agreement; or (iv) notwithstanding the foregoing, any security breach of its Information Security Program or cybersecurity event about which the Sub-Adviser is obligated by applicable law, rule, or regulation, or elects to, notify a federal or state regulator. The Sub-Adviser agrees to promptly inform the Adviser of the steps taken by the Sub-Adviser to mitigate any damage or remediate the event, breach and/or acquisition of information. The Sub-Adviser agrees that all third parties engaged by the Sub-Adviser in the performance of its duties and obligations under this Agreement shall be subject to substantially similar obligations as set forth herein.

    (c)    The Sub-Adviser shall not use the name, trade name, trademarks, service marks and/or logo of the Adviser, The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”), and/or any subsidiaries or affiliates of Northwestern Mutual in any communications (written, verbal or electronic), including publicity releases, advertising or sales activities or brochures, or similar written materials or activities, other than in communications which are solely internal to the Sub-Adviser or are with the Adviser, the Funds, or any of their respective officers, directors or employees, without the prior written consent of the Adviser. The Sub-Adviser hereby acknowledges that its name and/or trade name (the “Sub-Adviser Name”) may be used for identification purposes as a part of or adjacent to the legal name of the Fund, and as such, may be used routinely in the ordinary course of business in filings with state and federal regulators, in internal communications, in reports to and communications with shareholders, in fund fact sheets and other marketing materials and in materials provided to the Board (collectively, the “Fund Communications”). The Sub-Adviser hereby grants the Adviser and the Funds the right to use the Sub-Adviser Name in Fund Communications.

12.    Use of Third-Party Service Providers. Sub-Adviser may, consistent with applicable law and subject to the provisions of this Agreement, contract with and retain an affiliated or unaffiliated third party to perform any non-investment advisory services as it determines reasonably necessary to assist it in carrying out its obligations under this Agreement. Sub-Adviser may not delegate or outsource the principal investment management services as set forth in Section 2 of this Agreement, (which shall in all cases remain an obligation to be discharged solely and directly by the Sub-Adviser), and no third-party services arrangement shall involve a third party serving as an “investment adviser” to the Funds within the meaning of the 1940 Act.

Sub-Adviser shall provide thirty (30) days’ prior written notice to Adviser of the commencement of any non-investment advisory services arrangement with a third party. Sub-Adviser will act in good faith with commercially reasonable due diligence in the selection and use of any third-party service provider and will conduct reasonable oversight and supervision of third-party services. Sub-Adviser represents and warrants that any such third-party service provider: (i) shall be subject to and responsible for complying with the confidentiality and non-disclosure obligations applicable to Sub-Adviser under the terms of this Agreement; (ii) shall implement and maintain appropriate procedures and systems to protect the security and confidentiality of any information obtained in rendering services to the Sub-Adviser; (iii) shall use Fund holdings data only for purposes as may be required to render the services which they are retained to provide; and (iv) shall agree not to trade on non-public Fund information that may be supplied or obtained in rendering the services provided to Sub-Adviser.

In connection with the use of any third party, Sub-Adviser acknowledges and agrees:

(1)Sub-Adviser retains full and sole responsibility for the proper discharge and performance of all services required by this Agreement, and Sub-Adviser shall not be relieved of any of its duties, obligations and liabilities hereunder by Sub-Adviser’s retention or use of a third-party service provider, including, without limitation, Sub-Adviser’s obligations with respect to maintaining books and records as set forth in this Agreement;
(2)Sub-Adviser shall be responsible for assuring compliance with the confidentiality and non-disclosure provisions of this Agreement by the third-party service provider;
(3)Sub-Adviser shall be liable to the Adviser and the Trust for any loss or damage arising out of, or in connection with, the actions or omissions of a third-party service provider to the same extent that the Sub-Adviser is liable for its own actions or omissions hereunder or pursuant to applicable law;
(4)Sub-Adviser is solely responsible for the terms of any contractual or other arrangements it has with a third-party service provider, including without limitation, all obligations related to compensation of such third party;
(5)Sub-Adviser shall hold harmless and indemnify the Adviser, the Trust and their respective affiliates, directors, officers, shareholders, employees or agents from any loss, liability, cost, damage or expense (including attorneys’ fees and costs) suffered by any of the foregoing parties as a result of the acts or omissions on the part of the third-party service provider;
(6)Sub-Adviser shall comply with any Fund or Trust policies and procedures applicable to third-party service provider arrangements, as may be amended from time to time, including, without limitation, the policy with respect to the disclosure of Fund holdings data, including the obligation thereunder for the Sub-Adviser to disclose on a current basis those service providers to whom Sub-Adviser may provide material non-public holdings data for the Funds; and
(7)Sub-Adviser shall cooperate in providing updated certifications or attestations as may be required by Adviser regarding those third-party service providers and their associated personnel to whom Sub-Adviser desires to provide access to the custodian’s platform or systems for the purpose of providing instructions or direction to the custodian, or to view or receive information, relating to any Fund account.

13.    Acknowledgement; No Personal Liability. Sub-Adviser acknowledges that it has received notice of and accepts the limitations of the Trust’s liability as set forth in its Declaration of Trust. Sub-Adviser agrees that the Trust’s obligations hereunder shall be limited to the assets of the Funds, and that the Sub-Adviser shall not seek satisfaction of any such obligation from any shareholders of the Trust nor from any other Fund, director, officer, trustee, employee or agent of the Trust.

14.    Anti-Money Laundering Compliance

The Sub-Adviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy. The Sub-Adviser agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Sub-Adviser, now and in the future. The Sub-Adviser further agrees to provide to the Trust and/or the Funds’ administrator such reports, certifications and contractual assurances as may be reasonably requested by the Trust. The Sub-Adviser further acknowledges that the Trust may disclose information regarding the Sub-Adviser to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

16.    Notices. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed to the physical address below or sent by email to the email address below:

To the Adviser at:

    Mason Street Advisors, LLC
    720 East Wisconsin Avenue
    Milwaukee, WI 53202
    Attention: Bonnie L. Tomczak, President
    Email Address: bonnietomczak@northwesternmutual.com

With a copy to:
    Counsel: Wade DeArmond
    Email Address: wadedearmond@northwesternmutual.com

To the Sub-Adviser at:

    Boston Partners Global Investors, Inc.
    30th Floor One Beacon Street
    Boston MA 02108
    Attention: William G. Butterly, III Esq.
    Email Address: wbutterly@boston-partners.com

To the Fund at:

            Trust for Professional Managers
On behalf of the Column Funds
            615 East Michigan Street, 3rd Floor
            Milwaukee, WI 53202
            Attn: Secretary of the Trust
            Email Address: jay.fitton@usbank.com

17.    Amendments. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved in the manner required by the 1940 Act. No failure by a party to exercise its rights and no delay in exercising any right or remedy under this Agreement shall operate as a waiver thereof. A waiver with respect to any provision of this Agreement shall not be construed as a continuous waiver of rights with respect to such provision nor as a waiver of rights against any subsequent breach.

18.    Governing Law. This Agreement shall be governed by the laws of the state of Delaware; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

19.    Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement's subject matter.

20.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; all such counterparts shall, together, constitute only one instrument.

21.    Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

22.    Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[Signature page follows.]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

MASON STREET ADVISORS, LLC	BOSTON PARTNERS GLOBAL INVESTORS, INC.

By: /s/ Bonnie Tomczak	By: /s/ William Butterly, III

Name: Bonnie L. Tomczak	Name: William Butterly, III

Title: President	Title: General Counsel

By: /s/ Greg Varner

Name: Greg Varner

Title: Chief Financial Officer & Treasurer

SCHEDULE A
TO
INVESTMENT SUB-ADVISORY AGREEMENT
BETWEEN
MASON STREET ADVISORS, LLC
AND
BOSTON PARTNERS GLOBAL INVESTORS, INC.
DATED October 31, 2023

Fund	Annual Fee Rate as a Percentage of Average Daily Net Assets of the Allocated Portion Aggregated Across Both Funds
Column Mid Cap Fund* (Boston Partners) – Boston Partners MCV
Column Mid Cap Select Fund* (Boston Partners) – Boston Partners MCV

Column Small Cap Fund** (WPG Partners) – WPG SCV (Diversified)
Column Small Cap Select Fund** (WPG Partners) – WPG Select SCV

*Fees for these Funds to be calculated using the aggregated net assets of the Allocated Portions of each Fund with the resulting fee amount allocated to each Fund on a pro rata basis.

**Fees for these Funds to be calculated using the aggregated net assets of the Allocated Portions of each Fund with the resulting fee amount allocated to each Fund on a pro rata basis.